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                                                                   EXHIBIT 11.01

                     STATEMENT REGARDING THE COMPUTATION OF
                          PRO FORMA NET LOSS PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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                                                   YEAR ENDED     SIX MONTHS
                                                  DECEMBER 31,  ENDED JUNE 30,
                                                      1996           1997
                                                  ------------  --------------
Computation of pro forma net loss per share:
  Net loss....................................... $    (24,513)  $    (22,804)
                                                  ============   ============
  Computation of pro forma weighted average
   common equivalent shares outstanding:
    Shares of common stock issued during the
     twelve-month period prior to the Company's
     proposed initial public offering............   13,268,736     13,268,736
    Common equivalent shares from convertible
     preferred stock issued during the twelve-
     month period prior to the Company's proposed
     initial public offering (as-if-converted
     method).....................................   75,252,260     75,252,260
    Common equivalent shares from convertible
     preferred stock issued more than twelve-
     months prior to the Company's proposed
     initial public offering.....................   20,000,000     20,000,000
                                                  ------------   ------------
                                                   108,520,996    108,520,996
    Common equivalent shares from common stock
     options granted during the twelve-month
     period prior to the Company's proposed
     initial public offering (treasury stock
     method).....................................    1,544,131      1,544,131
                                                  ------------   ------------
Shares used in computing pro forma net loss per
 share...........................................  110,065,127    110,065,127
                                                  ============   ============
Pro forma net loss per share..................... $      (0.22)  $      (0.21)
                                                  ============   ============
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